UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 23, 2025

DARIOHEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37704	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 W 57th St., #33B, New York, New York 10019

(Address of Principal Executive Offices)

972- 4-770-6377

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	DRIO	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported on January 7, 2025, DarioHealth Corp. (the “Company”), and certain holders of the Company’s Series B Preferred Stock and Series C Preferred Stock, executed lock up agreements (the “Lock Up Agreement”), pursuant to which the Company agreed to issue up to forty percent (40%) of the shares of Common Stock underlying the Series B Preferred Stock and the Series C Preferred Stock held by such holder, including dividend shares of Common Stock due upon conversion of these shares into shares of Common Stock, over the course of twelve (12) months (the “Additional Shares”). Each holder shall be entitled to receive 10% of the Additional Shares for each three (3) month period each holder agrees not to transfer or otherwise sell (subject to certain limitations) the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock and the dividend shares of Common Stock due upon conversion.

Between May 23, 2025 and May 28, 2025, the Company and holders that previously entered into Lock-Up Agreements, entered into an Amended and Restated Lock-Up Agreement (the “A&R Lock-Up Agreement”) pursuant to which the holders agreed to extend the restrictive period previously provided in the Lock-Up Agreements until February 21, 2026 for the right to receive an additional 10% of the common stock underlying the Series B Preferred Stock and the Series C Preferred Stock held by the holders.

The securities to be issued pursuant to the A&R Lock-Up Agreements are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. The securities have not been registered under the Securities Act and may not be resold in the United States absent registration or an exemption from registration. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The foregoing description of the form of A&R Lock-Up Agreement is qualified by reference to the full text of such document, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The response to this item is included in Item 1.01, Entry into a Material Definitive Agreement, and is incorporated herein in its entirety.

Item 3.03 Material Modification to Rights of Security Holders.

The disclosure set forth in Item 5.03 below is hereby incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 20, 2025, the Company, upon obtaining the vote of a majority of the holders of the relevant classes of preferred stock, filed an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the Company’s Series A-1 Preferred Stock (the “Series A-1 Certificate of Designation”) and a Third Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the Company’s Series B-1 Preferred Stock (the “Series B-1 Certificate of Designation”, collectively, with the Series A-1 Certificate of Designation, the “Certificates of Designation”), all with the Secretary of State of the State of Delaware.

The Series A-1 Certificate of Designation and Series B-1 Certificate of Designation were amended to provide the holders of such preferred stock to request certain dividends and distributions to be made in the form of pre-funded common stock purchase warrants rather than shares of the Company’s common stock.

The filing of the Certificates of Designation was intended to amend and restate the terms mentioned above, and no additional securities were issued or sold as a result.

The forgoing description of the Company’s Series A-1 Certificate of Designation and the Series B-1 Certificate of Designation are qualified in their entirety by reference to the full text of such documents, copies of which are filed as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Preferred Stock of DarioHealth Corp.
3.2	Third Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Preferred Stock of DarioHealth Corp.
10.1	Form of Amended and Restated Lock-Up Agreement
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2025	DARIOHEALTH CORP.

	By:	/s/ Chen Franco-Yehuda
		Name:	Chen Franco-Yehuda
		Title:	Chief Financial Officer, Treasurer, and Secretary